Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 imagesensing.com

NEWS RELEASE

Contact:

Craig Anderson, VP of Product Management
Image Sensing Systems, Inc.
Phone: +1.651.603.7700

FOR IMMEDIATE RELEASE

Dan Skites appointed as Vice President of Sales and Marketing at Image Sensing Systems, Inc.

St. Paul, MN, Nov. 2, 2010 — Image Sensing Systems, Inc. (NASDAQ: ISNS) announced today that Dan Skites has been appointed as the company’s vice president of sales and marketing.  Mr. Skites will report to Ken Aubrey, company president and CEO.

Mr. Skites was most recently with Global Traffic Technologies where he was Business Development Director as well as a Sales Manager.  Mr. Skites’ experience consists of over 17 years of B2G international sales and marketing experience in Intelligent Transportation Systems (ITS) including positions with Global Traffic Technologies, 3M, and American Electronic Sign.  Previous products he has been involved with include traffic detection systems, emergency vehicle preemption, transit signal priority, RFID systems for electronic vehicle registration, radar speed displays, digital printing systems for motor vehicle operations, and variable message signs for traffic management.

Ken Aubrey, president and CEO, stated, “ISS is most enthusiastic to welcome Dan Skites to our organization.  His sales background and industry experience provides an excellent foundation to lead our worldwide sales and marketing effort forward. ”

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 110,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide.  The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

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